Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Palmetto Bancshares, Inc. of our reports dated March 5, 2014, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Palmetto Bancshares, Inc. for the year ended December 31, 2013. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Elliott Davis, LLC

Greenville, South Carolina
June 11, 2014